Exhibit 99.1

  PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2005

St. Louis, MO, April 28, 2005 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended March 31, 2005 of $386.6 million, up from $383.4 million for the three months ended March 31, 2004. Earnings before equity earnings were $13.2 million for this year’s second fiscal quarter compared to $16.8 million for the same quarter last year. Second quarter net earnings were $17.9 million in fiscal 2005 compared to $16.3 million for fiscal 2004. Diluted earnings per share were $.59 compared to $.54 a year ago. As discussed below, Ralcorp’s equity investment in Vail Resorts, Inc., resulted in after-tax earnings of $4.7 million in the second quarter of fiscal 2005, compared to an after-tax loss of $.5 million in fiscal 2004, a change of $.17 per diluted share.

For the six-month periods ended March 31, 2005 and 2004, net sales were $826.7 million and $745.9 million, respectively, an increase of $80.8 million, or 11 percent. Earnings before equity earnings improved to $33.8 million from $31.8 million last year. Net earnings for the current year’s first six months were $34.5 million, or $1.13 per diluted share, compared to prior year six-month net earnings of $28.0 million, or $.94 per diluted share.

Ralcorp’s results for the second quarter of fiscal 2005 included a full three months of results from the Concept 2 Bakers (C2B) business, acquired on February 27, 2004. Results for the first half of fiscal 2005 included a full six months of results from C2B and a full six months of results from the Bakery Chef business, acquired on December 3, 2003. The corresponding periods of fiscal 2004 included results of those businesses subsequent to their respective acquisition dates. Both Bakery Chef and C2B are reported in the Frozen Bakery Products segment.

Net Sales by Segment	Three Months Ended		Six Months Ended
(in millions)	March 31,		March 31,
	2005	2004	2005	2004
Ralston Foods	$88.8	$85.2	$186.3	$168.7
Bremner	79.0	80.1	164.2	153.3
Cereals, Crackers & Cookies	167.8	165.3	350.5	322.0
Dressings, Syrups, Jellies & Sauces	92.7	99.5	190.5	195.1
Snack Nuts & Candy	44.8	45.8	119.1	116.7
Frozen Bakery Products	81.3	72.8	166.6	112.1
Total Net Sales	$386.6	$383.4	$826.7	$745.9

Profit Contribution by Segment	Three Months Ended		Six Months Ended
(in millions)	March 31,		March 31,
	2005	2004	2005	2004
Cereals, Crackers & Cookies	$14.4	$19.4	$33.9	$36.4
Dressings, Syrups, Jellies & Sauces	3.2	4.1	6.1	7.0
Snack Nuts & Candy	3.9	3.3	9.9	8.7
Frozen Bakery Products	11.4	7.8	24.2	13.2
Total Segment Profit Contribution	32.9	34.6	74.1	65.3
Interest expense, net	(4.1)	(3.8)	(8.0)	(5.5)
Restructuring charges	-	(.3)	(.1)	(.6)
Accelerated depreciation	(.2)	-	(.2)	(.3)
Litigation settlement income, net	-	.8	-	.8
Systems upgrades and conversions	(2.6)	(1.7)	(3.7)	(2.5)
Other unallocated corporate expenses	(5.3)	(3.1)	(8.9)	(7.1)
Earnings before Income Taxes
and Equity Earnings	$20.7	$26.5	$53.2	$50.1

Cereals, Crackers & Cookies

Second quarter net sales for the Cereals, Crackers & Cookies segment increased $2.5 million from last year, with the Ralston Foods cereal division up $3.6 million and the Bremner cracker and cookie division down $1.1 million. The growth at Ralston Foods came primarily from a 12 percent increase in sales volume of ready-to-eat cereal, largely driven by expanded product offerings with existing customers. Hot cereal sales volume was up 2 percent from a year ago. The effects of growth in these areas were partially offset by significantly lower volume under co-manufacturing arrangements, which the Company expects will remain at reduced levels for the rest of 2005. In addition, selling prices are generally down as a result of competitive pressures. At Bremner, orders under a co-manufacturing agreement decreased significantly from last year, reducing net sales by over $7 million. Overall, net sales under co-manufacturing arrangements were $6.5 million lower. Excluding co-manufacturing sales, total cracker sales volume was down 5 percent, but net sales of crackers improved 4 percent as a result of favorable mix and selling prices. Cookie sales volume (excluding co-manufacturing sales) and net sales dollars were up about 13 percent from last year’s second quarter.

It is the Company’s practice to opportunistically accept profitable co-manufacturing volume as available. In the past ten quarters, co-manufacturing has ranged from approximately 1 percent to 8 percent of Ralston Foods’ quarterly net sales and approximately 9 percent to 20 percent of Bremner’s quarterly net sales. For the three months ended March 31, 2005 and 2004, respectively, co-manufacturing contributed approximately 1 percent and 5 percent of Ralston Foods net sales and approximately 11 percent and 19 percent of Bremner net sales.

Through the first six months of fiscal 2005, net sales for the segment were up 9 percent from a year ago, with Ralston Foods and Bremner contributing increases of $17.6 million and $10.9 million, respectively. Ready-to-eat cereal sales volume was up 15 percent for the first half of the year. Bremner’s cracker and cookie volumes were up 5 percent and 12 percent, respectively, for the six-month period. Bremner’s first quarter benefited from incremental sales to former customers of Bake-Line Group, LLC, which ceased operations during the second quarter of last year. Accordingly, the effect of that additional business on second quarter comparisons was much less significant.

Compared to the prior year, the segment’s profit contribution was $5.0 million (26 percent) lower for the second quarter and $2.5 million (7 percent) lower for the first six months. The primary cause of the declines was the lower volumes under co-manufacturing agreements, which reduced second quarter segment profit by nearly $4 million. In addition, profit was reduced by higher freight costs ($1.9 million for the second quarter), packaging costs ($1.7 million for the second quarter), ingredient costs ($1.1 million for the second quarter, especially grain products, soybean oil, raisins, and tree nuts), and packaging redesign costs relating to the new trans fat labeling requirements ($.7 million for the second quarter).

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales volume for the three months ended March 31, 2005 was down 8 percent from last year’s second quarter, while net sales dollars were down 7 percent on slightly favorable pricing. The volume decline relates to the loss of pourable salad dressing sales to a major customer, the loss of table syrup sales to another customer, and the relative timing of sales to certain continuing customers. For the first half of the year, net sales volume and dollars were down 4 percent and 2 percent, respectively, as first quarter volume was flat and sales dollars benefited from favorable product mix and higher pricing on certain items in response to rising costs.

The segment’s second quarter profit contribution was $.9 million lower in fiscal 2005 than in fiscal 2004, primarily because of the effect of the sales decline and the resulting production inefficiencies. Unfavorable freight costs of $1.0 million, packaging costs of $1.3 million, and ingredient costs of $.4 million (especially soybean oil, peanuts, and fruits) compared to last year were more than offset by savings from the Kansas City plant closure and a $2.9 million decrease in selling, general and administrative (SG&A) expenses. SG&A expense reductions were driven by reduced process improvement consulting fees compared to last year, savings derived from previously initiated cost reduction projects (including reduced employee compensation costs), and lower sales volumes. The segment’s six-month profit contribution was also $.9 million lower than last year, since first quarter profit was unchanged as unfavorable costs of raw materials and freight were offset by an increase in net sales and reduced SG&A costs.

Snack Nuts & Candy

Second quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, were $1.0 million (2 percent) lower than last year. Sales volume was down about 17 percent as a result of a lost customer and an overall volume reduction in the drug and mass merchandise channels due to smaller price gaps between our private label products and the brands. The effect of the lower volume on net sales was almost entirely offset by improved pricing, which had lagged cost increases last year, and sales mix. Through six months, the segment’s net sales were up $2.4 million (2 percent) as an 8 percent decrease in volume was more than offset by improved pricing on several items.

The segment’s second quarter and six-month profit contribution improved $.6 million and $1.2 million, respectively, from last year as price increases have begun to catch up with cost increases. Commodity costs were unfavorable by $2.5 million and $7.2 million for the three and six-month periods ended March 31, 2005, respectively, as worldwide demand for tree nuts exceeds supply. Additionally in the six-month profit comparison, a volume surge and the implementation of new information systems resulted in temporary production inefficiencies and higher inventory storage costs in the first quarter of fiscal 2004.

Frozen Bakery Products

Net sales for the Frozen Bakery Products segment grew to $81.3 million for the quarter ended March 31, 2005, from $72.8 million for the quarter ended March 31, 2004. About $6 million of the increase was the result of an additional two months of results from C2B, acquired February 27, 2004. The organic growth came primarily in the foodservice channel, with additional net sales improvements from higher pricing in the in-store bakery (ISB) channel. For the first half of fiscal 2005, the segment’s net sales increased $54.5 million compared to fiscal 2004. About $31 million of the increase was the result of an additional two months of results from Bakery Chef, acquired December 3, 2003. Another $16 million is attributable to the additional five months of C2B sales. The remaining six-month increase was primarily driven by stronger ISB holiday cookie volume, along with the foodservice growth and pricing factors mentioned above.

Frozen Bakery Products profit contribution improved $3.6 million from last year’s second quarter. About $.7 million of that increase was the result of the timing of the C2B acquisition. The remaining increase was profit from incremental foodservice sales, the benefit of favorable pricing, $.9 million of favorable ingredient costs, and improved manufacturing efficiencies (particularly due to the ISB plant consolidation), partially offset by higher freight costs. Through six months, the segment’s profit contribution was $24.2 million in fiscal 2005, compared to $13.2 million in fiscal 2004. About $7 million of the increase was due to the timing of acquisitions. In addition to the factors described above, six-month profit benefited from incremental holiday cookie sales, partially offset by $1.5 million of additional intangible asset amortization expense.

Interest Expense

Interest expense was $4.1 million and $3.8 million for the three months ended March 31, 2005 and 2004, respectively. The increase is due to higher rates on the Company’s floating rate debt, which have doubled since last year, partially offset by the effects of a reduction in outstanding debt in November 2004, when $50 million of Floating Rate Senior Notes was repaid with proceeds from the sale of accounts receivable (discussed further below).

For the first half of the year, interest expense was $8.0 million in fiscal 2005 and $5.5 million in fiscal 2004. In addition to the factors affecting the second quarter, this six-month comparison was affected by $270 million of additional borrowings to fund the Bakery Chef acquisition in December 2003.

For the second quarter and first half of fiscal 2005, the weighted average interest rate on all of the Company’s outstanding debt was 4.6 percent and 4.3 percent, respectively, compared to 3.6 percent and 3.2 percent a year ago. For fiscal 2005, these weighted average rates include the effect of an interest rate swap contract designated as a hedge of the interest payments on Ralcorp’s Floating Rate Senior Notes, effectively fixing the rate on those Notes at 4.76 percent from December 2004 through December 2009.

The Company has an agreement which gives it the ability to sell up to $66 million of certain of its trade accounts receivable on an ongoing basis through fiscal 2005. Discounts related to this agreement totaled $.4 million and $.2 million in the first half of fiscal 2005 and 2004 and are included in the consolidated statement of earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the second quarter ended March 31, 2005, Ralcorp’s investment in Vail Resorts resulted in non-cash pre-tax earnings of $7.3 million ($4.7 million after taxes), compared to a pre-tax loss of $.9 million ($.5 million after taxes) for last year’s second quarter - a change of $.17 per diluted share. Through six months, Ralcorp recorded after-tax equity earnings of $.7 million for fiscal 2005 and an after-tax equity loss of $3.8 million for fiscal 2004 - a change of $.15 per diluted share.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position. In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

In the first quarter of fiscal 2005, Ralcorp recorded $.1 million of restructuring charges related to the closure of the Kansas City plant. In the second quarter and first half of fiscal 2004, restructuring charges were related to the relocation of the ISB cookie production facilities and totaled $.3 million and $.6 million, respectively. With the exception of the sale of the Kansas City facility, both of these projects have been completed and no significant future charges are expected.

In March 2005, Bremner management developed a plan to retire equipment composing one of its production lines by March 2006. Based on the shortened expected useful life of that equipment, depreciation has been accelerated by about $.2 million per month beginning in March 2005. The extra depreciation is included in cost of products sold in the consolidated statement of earnings but excluded from the calculation of segment profit contribution. In the first quarter of fiscal 2004, the Company recorded $.3 million of accelerated depreciation on ISB assets that were disposed upon completion of the relocation plan.

In the second quarter of fiscal 2004, Ralcorp recorded $.8 million income received in settlement of certain claims related to vitamin antitrust litigation.

Large-scale information systems upgrades and conversions resulted in incremental expenses of $2.6 million and $1.7 million in the second quarter of fiscal 2005 and 2004, respectively, for a total of $3.7 million and $2.5 million for the first six months of each year, respectively. These expenses are not allocated to the operating segments and are included in selling, general and administrative expenses in the consolidated statement of earnings. The projects began during fiscal 2003 and are expected to continue into fiscal 2006. The Ralston Foods division and Ralcorp’s corporate headquarters successfully implemented the new systems at the beginning of April 2005.

Other unallocated corporate expenses increased $2.2 million for the second quarter and $1.8 million for the six-month period. Mark-to-market adjustments on deferred compensation liabilities resulted in a year-over-year increase in expense of $.6 million for the quarter and $.9 million for the half. Additional increases were due to higher incentive compensation, incremental audit fees and other compliance costs related to the Sarbanes-Oxley Act, and the timing of certain expenses.

It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. In addition, although the costs of energy, freight and several commodities increased significantly from prior year costs, some of the effects were mitigated during fiscal 2004 and the first half of fiscal 2005 through hedging and forward purchase contracts as well as volume and selling price increases. If these costs remain at elevated levels as expected, some of these mitigating factors will become less effective when favorable hedging contracts expire or if sales volume growth slows, resulting in lower profit margins for the remainder of fiscal 2005.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Net Sales	$386.6	$383.4	$826.7	$745.9
Cost of products sold	(309.5)	(303.1)	(661.0)	(595.0)
Gross Profit	77.1	80.3	165.7	150.9
Selling, general and administrative expenses	(52.3)	(50.5)	(104.4)	(95.5)
Interest expense, net	(4.1)	(3.8)	(8.0)	(5.5)
Restructuring charges	-	(.3)	(.1)	(.6)
Litigation settlement income	-	.8	-	.8
Earnings before Income Taxes
and Equity Earnings	20.7	26.5	53.2	50.1
Income taxes	(7.5)	(9.7)	(19.4)	(18.3)
Earnings before Equity Earnings	13.2	16.8	33.8	31.8
Equity in earnings (loss) of Vail Resorts, Inc.,
net of related deferred income taxes	4.7	(.5)	.7	(3.8)
Net Earnings	$17.9	$16.3	$34.5	$28.0

Earnings per Share
Basic	$.61	$.56	$1.17	$.96
Diluted	$.59	$.54	$1.13	$.94

Weighted Average Shares Outstanding
Basic	29.5	29.1	29.5	29.0
Diluted	30.4	29.9	30.4	29.8

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Cereals, Crackers & Cookies	$5.7	$5.3	$11.3	$10.8
Dressings, Syrups, Jellies & Sauces	2.2	2.1	4.3	4.3
Snack Nuts & Candy	.6	.6	1.3	1.2
Frozen Bakery Products	3.8	3.2	7.5	4.1
Corporate	.7	.5	1.2	1.2
Total	$13.0	$11.7	$25.6	$21.6

                                                               RALCORP HOLDINGS, INC.
                                          CONDENSED CONSOLIDATED BALANCE SHEET
                                                                                (In millions)

	Mar. 31,	Sep. 30,
	2005	2004

Current Assets	$258.1	$330.3
Noncurrent Assets	903.9	891.3
Total Assets	$1,162.0	$1,221.6

Current Liabilities	$138.2	$199.3
Long-term Debt	379.5	425.7
Other Noncurrent Liabilities	157.7	152.4
Shareholders' Equity	486.6	444.2
Total Liabilities and Shareholders' Equity	$1,162.0	$1,221.6